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SEC File Number

000-53493

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CUSIP Number

37950M 103

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One):     [X] Form 10-K  [   ] Form 20-F  [   ] Form 11-K

 [   ] Form l0-Q  [   ] Form l0D  [   ] Form N-SAR  [   ] Form N-CSR

For Period Ended:  June 30, 2010

[   ] Transition Report on Form 10-K

[   ] Transition Report on Form 20-F

[   ] Transition Report on Form  11-K

[  ] Transition Report on Form l0-Q

[  ] Transition Report on Form N-SAR

For the Transition Period Ended:  ________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Global MobileTech, Inc.

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Full Name of Registrant

Trevenex Resources, Inc.

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Former Name if Applicable

1312 North Monroe, Suite 750

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Address of Principal Executive Office (Street and Number)

Spokane, WA 99201

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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,

11-K, Form N-SAR or Form N-CSR, or portion thereof will be

 [X]

filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form

10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The compilation, dissemination and review of the information required to be presented in the Form 10-K for the year ended June 30, 2010 has imposed time constraints that have rendered timely filing of the Form 10-K impracticable without undue hardship and expense to the registrant.

The registrant intends to file its Annual Report on or before October 5, 2010.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification:

  Aik Fun Chong                      011 (603)                      7956 6985

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     (Name)                              (Area Code)                  (Telephone Number)

(2)     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment

          Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes No [ ]

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           [   ] Yes No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

GLOBAL MOBILETECH, INC.

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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 28, 2010

By:    /s/ Aik Fun Chong

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         Aik Fun Chong

                                                                                 President & Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

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Intentional misstatements or omissions of fact constitute Federal Criminal

Violations (See 18 U.S.C. 1001).

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